Exhibit 12.1

Milan Saha, Esq.

80 Barton Road

Plattsburgh, NY 12901

(646) 397-9056

Admitted in the State of New York

March 31, 2022

Joseph Babiak

Chief Executive Officer

Growth Stalk Holdings Corp.

1991 N. Highway 99

Seminole, OK 74868

Dear Mr. Babiak:

I have acted, at your request, as special counsel to Growth Stalk Holdings Corp., an Oklahoma corporation (the “Company”), for the purpose of rendering an opinion as to the legality of Ten Million (10,000,000) shares of common stock being qualified by the Company at $1.00 per share of Company common stock, par value $0.001 per share to be offered and distributed by the Company, pursuant to an Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale or issuance of the Shares (“Offering Statement”).

In rendering this opinion, I have reviewed (a) statutes of the State of Oklahoma, to the extent I deem relevant to the matter opined upon herein; (b) true copies of the Articles of Incorporation of Company and all amendments thereto; (c) the By-Laws of the Company; (d) selected proceedings of the board of directors of the Company authorizing the issuance of the Shares; (e) certificates of officers of the Company and of public officials; (f) and such other documents of the Company and of public officials as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed (a) all of the documents referenced herein (collectively, the “Documents”) are true and correct copies of the original documents and the signatures on such documents are genuine; (b) the persons that executed the Documents have the legal capacity to execute the Documents; and (c) the status of the Documents as legally valid and binding instruments is not affected by any (i) violations of statutes, rules, regulations or court or governmental orders, or (ii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon my review described herein, it is my opinion the Shares are duly authorized and when/if issued and delivered by Company against payment therefore, as described in the offering statement, will be validly issued, fully paid, and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. The forgoing opinion is strictly limited to matters of Oklahoma corporation law; and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Oklahoma, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 1A-12 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereto.

Sincerely,

/s/ Milan Saha
Milan Saha, Esq.